                              LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made this First day of December, 1997, by and between J. G. HOOK, INC., a Pennsylvania Corporation, with its principal place of business at 1616 Walnut Street, Suite 1122, Philadelphia, Pennsylvania 19103 (hereinafter referred to as "LICENSOR"), and RETROSPETTIVA, INC., a California Corporation, with its principal place of business at 8825 W. Olympic Boulevard, Beverly Hills, CA 90211 (hereinafter referred to as "LICENSEE").

                                  BACKGROUND

LICENSOR is the owner of the trademarks, set forth in Exhibit A attached hereto and made a part hereof (hereinafter collectively referred to as the "Trademarks"). The parties desire that LICENSOR grant to LICENSEE a license to use the Trademarks in the design, manufacture, advertising and sale of Nell Flowers by J. G. Hook classic related separates, more specifically designated hereinafter.

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

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. GRANT OF LICENSE AND DESIGNATION OF LICENSED PRODUCTS. LICENSOR agrees to and does hereby grant to LICENSEE for the period and upon the terms and conditions hereinafter set forth, the exclusive right and license to use the Trademarks within the geographic area described in Paragraph 3 hereof, in the design, manufacture, advertising and sale of Nell Flowers by J. G. Hook classic related separates, to include lined sports jackets, skirts, pants, shorts and layering pieces, to specifically not include collection or classification merchandise (hereinafter referred to as the "Products"). As used herein, the term "Licensed Products" means all Products sold or shipped by LICENSEE which bear the Trademarks. In the event any questions arise regarding the classification of Products which LICENSEE may wish to produce as Licensed Products, the decision of LICENSOR shall be final and binding. The rights granted to LICENSEE herein are limited to use of the Trademarks on or in connection with the Licensed Products and LICENSEE specifically agrees not to use the Trademarks or consent to their use in any manner on any other product or items. LICENSOR reserves all rights to the Trademarks except to the extent specifically granted to LICENSEE herein.

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

2. TERM. The Agreement shall be for a term commencing on January 1, 1998 and continuing for a period of three years and six months, terminating on June 30, 2001. The First Year shall consist of the eighteen-month period from January 1, 1998 to June 30, 1999, the Second Year shall be the one-year period from July 1, 1999 to June 30, 2000, and the Third Year shall be the one-year period from July 1, 2000 to June 30, 2001. LICENSEE shall have one three-year option to renew this Agreement, provided LICENSEE is not in default of any of the provisions hereof at the time of exercise of this option, and provided it gives LICENSOR written notice of its intention to so renew at least one hundred twenty (120) days prior to the end of the then current term; and, in addition, provided that it has achieved net sales in the amount of Five Million Five Dollars ($5,000,000) during the Third Year of the initial three-year term of this Agreement. The Renewal Option Period shall be the period from July 1, 2001 to June 30, 2004.

3. GEOGRAPHIC AREA. The rights granted to LICENSEE hereunder shall be exercised by LICENSEE solely within the United States of America, its territories and possessions, and Canada and Mexico (hereinafter referred to as the "Geographic Area"), and shall be exclusive therein with respect to the Licensed Products.

4. ROYALTIES. LICENSEE agrees to pay royalties for the use of the Trademarks as follows:

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

     A. MINIMUM GUARANTEED ROYALTY - LICENSEE agrees to pay LICENSOR a Minimum Guaranteed Royalty of $130,000 during the First Year of the License Agreement, $170,000 during the Second Year of the License Agreement and $210,000 during the Third Year of the License Agreement. The Minimum Guaranteed Royalty for each year of the Renewal Option Period, should LICENSEE exercise said Option, shall be $210,000. Minimum Guaranteed Royalties are payable as follows:

          1) The sum of $26,000 upon execution, receipt whereof is hereby acknowledged.

          2) The balance of $104,000 for the First Year's Minimum Guaranteed Royalty shall be paid in twelve equal installments of $8,666.66 each, on July 1, 1998, August 1, 1998, September 1, 1998, October 1, 1998, November 1, 1998, December 1, 1998, January 1, 1999, February 1, 1999, March 1, 1999,
April 1, 1999, May 1, 1999 and June 1, 1999.

          3) The sum of $170,000 for the Second Year's Minimum Guaranteed Royalty shall be paid in twelve equal installments of $14,166.66 each, on July 1, 1999, August 1, 1999, September 1, 1999, October l, l999, November l, l999, December 1, 1999, January l, 2000, February 1, 2000, March 1, 2000,
April 1, 2000, May 1, 2000 and June 1, 2000.

          4) The sum of $210,000 for the Third Year's Minimum Guaranteed Royalty shall be paid in twelve equal installments of $17,500 each, on July 1, 2000, August 1, 2000,

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

September 1, 2000, October 1, 2000, November 1, 2000, December 1, 2000, January 1, 2001, February 1, 2001, March 1, 2001, April 1, 2001, May 1, 2001
and June 1, 2001.

          5) The sum of $210,000 for the Minimum Guaranteed Royalty for each year of the three-year Renewal option Period shall be paid yearly in twelve equal installments of $17,500 on July 1, August 1, September 1, October 1, November 1, December 1, January 1, February 1, March 1, April l, May l and June l.

     B. OPERATINA ROVALTIES - LICENSEE agrees to pay to LICENSOR operating royalties equal to four and one-half percent (4-l/2%) of the first Two Millions Dollars ($2l,000,000) of Net Shipments of Licensed Products sold by LICENSEE pursuant to this Agreement during any calendar year hereof, and four percent (4%) of the excess of Net Shipments of Licensed Products over Two Million Dollars ($2,000,000) sold by LICENSEE pursuant to this Agreement during any calendar year hereof. With respect to Licensed Products which are sold by LICENSEE as either irregular, seconds or discontinued styles, the operating royalty applicable to such Licensed Products shall be equal to one-half of the percentage ascribed above to operating royalties on Net Shipments of regular Licensed Products; such sales, however, shall not exceed ten percent (10%) of total Net Shipments during any yearly period hereof. As used herein, yearly period shall mean, for the First Year of this agreement, the eighteen-month period from January 1, 1998 to June 30, 1999, and for all other years shall mean the 12 month period from July 1 to June 30. Minimum Guaranteed Royalties remitted by LICENSEE shall be credited and offset against operating royalties first coming due hereunder. Should the operating royalties be less than the Minimum Guaranteed Royalty hereunder, the latter shall be non-refundable and nevertheless remain the property of LICENSOR. Operating royalties due to LICENSOR shall be paid by LICENSEE concurrently with delivery of the periodic reports required by Paragraph 5 hereof. In the event LICENSEE shall fail to pay any sum required to be paid hereunder (Minimum Guaranteed Royalties or operating royalties) within ten (10) days after the due date thereof, the amount owing shall thereupon bear interest at the then current Prime rate plus two and one-half percent (2.5%) per annum until paid, and LICENSOR shall have the right to invoke the provisions of Paragraph 15 hereof.

     C. DEFINITION OF "NET SHIPMENTS" - As used herein, the term "Net Shipments" shall mean the invoice price charged by LICENSEE for Licensed Products sold and shipped by LICENSEE less trade discounts afforded to and actually taken by customers as payment for Licensed Products. If LICENSEE sells the Licensed Products to a related marketing organization or any individual or company in whole or in part controlled or owned by LICENSEE, the invoice price used to determine Net Shipments hereunder shall be the invoice price at which the Licensed Products are resold by such related entity to an unrelated customer in an arm's length transaction.

     5. LICENSEE'S MONTHLY REPORTS OF SHIPMENTS AND ROYALTY PAYMENTS. On or before the fifteenth day of each month following the end of each monthly period during the term hereof, LICENSEE shall deliver to LICENSOR a written statement certified to be true and correct by the Chief Financial Officer of LICENSEE, setting forth the gross and Net Shipments of Licensed Products (broken down by gross and Net Shipments for each separate category (item) of Licensed Products as set forth in Paragraph 1 hereof) for the preceding month, together with a check payable to LICENSOR in full payment of the royalties shown on said statement to be due under Paragraph 4 hereof accompanied by a statement of invoices by customer showing the date, invoice number, dollar amount of sale and salesman's name. In addition, LICENSEE will simultaneously report the open, undelivered orders as of the close of the preceding month.

     6. LICENSEE'S ANNUAL REPORTS. Within ninety (90) days of the end of each of LICENSEE's fiscal year's ending during the term of this Agreement (LICENSEE hereby certifies that its fiscal year ends December 31), and within ninety (90) days of the termination of this Agreement, LICENSEE shall deliver to LICENSOR a report prepared by the certified public accounting firm then servicing LICENSEE, showing gross shipments, Net Shipments (broken down as set forth above), royalties due, and royalties paid for LICENSEE's preceding fiscal year or, in the case of termination of this Agreement, such information for the period ending at termination.

     7. LICENSEE'S RECORDS. LICENSEE shall keep and maintain at its regular place of business complete books and records of all business transacted by LICENSEE in connection with the Licensed Products, including, but not limited to, books and records relating to Net Shipments and sales of Licensed Products. LICENSEE's accounting records of sales, shipments and returns of Licensed Products shall be maintained separately from LICENSEE's accounting records relating to other items manufactured or sold by LICENSEE. Such books and records shall be maintained in accordance with generally accepted accounting procedures and principles consistently applied. LICENSOR, or its duly authorized agents or representatives, shall have the right to inspect said books and records at LICENSEE's premises during LICENSEE's regular business hours, provided that LICENSOR shall give to LICENSEE at least ten (10) days advance written notice thereof.

     8.   AUDIT BY LICENSOR.  LICENSOR, upon giving to LICENSEE at least ten
(10) days advance written notice of its intention to do so, shall have the right to audit all books and records which LICENSEE is required to maintain pursuant to Paragraph 7 hereof, and in the event any such audit shall disclose the LICENSEE has understated Net Shipments or underpaid royalties for any

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

reporting period, LICENSEE shall forthwith and upon written demand pay to LICENSOR the amount by which the royalties due exceed royalties paid, together with interest thereon, at the then current Prime rate plus two and one-half percent (2.5%) per annum calculated from the due date of such royalties. In the event that LICENSEE has understated Net Shipments or underpaid royalties in excess of five percent (5%) of said Net Shipments for any payment period, LICENSEE shall forthwith and upon written demand, also pay to LICENSOR all costs, fees and expenses incurred by LICENSOR in conducting such audit, and LICENSOR shall have the right to terminate this Agreement, immediately. Should such audit disclose that the royalties paid exceed the royalties due, LICENSEE shall be entitled to a credit equal to such excess royalties against the royalties next accruing under this Agreement.

     9. BEST EFFORTS OF LICENSEE. LICENSEE shall use its best efforts and skill to design, manufacture, advertise, sell and ship the Licensed Products and shall continuously and diligently during the term hereof produce an inventory of Licensed Products and produce and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. Upon cessation of any of the above for a continuous period of ninety (90) days, LICENSOR shall have the right to terminate this Agreement, immediately.

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

    10. APPROVALS. LICENSEE shall not sell any Licensed Products using any advertising or promotional material or packaging material bearing the Trademarks, or using LICENSOR's name without the Trademarks, without prior approval of LICENSOR.

LICENSEE shall furnish to LICENSOR, without cost, the following:

          A. Photographs and/or design sketches of the proposed styling of each item of Licensed Products;

          B. At least one (1) sample, randomly selected, of finished production models of each such item at least thirty (30) days before Licensed Products will be marketed for LICENSOR's approval as to styling, material and manufacturing quality;

          C. Samples of all packaging materials, labels, tags, hang tags and other indicia to be used on or in connection with the item;

          D. All advertising and promotional items, programs and materials relating to the Licensed Products at least fourteen (14) days prior to media deadlines.

     The foregoing provisions in this Paragraph 10 shall also apply to any changes in any Licensed Products, advertising or promotional material or packaging material bearing the Trademarks.

     LICENSOR shall have the right to disapprove the use by LICENSEE of any of the above which, in LICENSOR's opinion, do not meet LICENSOR's standards, but failure of LICENSOR to notify LICENSEE of such disapproval within fourteen (14) days after receipt of the items required to be submitted hereunder shall constitute LICENSOR's approval. In addition thereto, prior to submission of samples pursuant to Subparagraph B hereof, LICENSEE shall conduct its normal tests and verification procedures on each sample to assure that the quality of Licensed Products is at least equal to the quality of similar non-licensed items manufactured by LICENSEE and sold at retail at comparable prices, including but not limited to, tests and procedures relating to color fastness, maximum shrinkage, burst strength, curing and the like.

     If, at any time, LICENSOR is of the opinion that LICENSEE is not properly using the Trademarks on the Licensed Products on labels, tags, hang tags, packaging, or in advertising, or that the standard of quality of any item of the Licensed Products does not conform to the standards set by LICENSOR or is not of a quality at least equal to similar, non-licensed products manufactured by LICENSEE, LICENSOR may give LICENSEE written notice to this effect, identifying in such notice the situation to which it objects. LICENSEE shall have thirty (30) days after receipt of such notice to correct, to LICENSOR's satisfaction, the situation or situations to which LICENSOR has objected, and failing which, LICENSOR may terminate this Agreement forthwith, and LICENSEE shall immediately discontinue use of the Trademarks and shall not thereafter adopt any conflicting or confusing

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

similar mark or symbol for use on the class of goods to which this license relates.

     ll. ADVERTISING REOUIREMENTS. LICENSEE agrees to establish an advertising budget in the amount they deem proper for consumer and trade advertising, fixturing, packaging, catalogues, brochures and related materials for the sale and promotion of the Licensed Products.

     12. PROHIBITIONS OF ASSIGNMENTS OR TRANSFERS. LICENSEE shall not voluntarily or by operation of law assign or transfer this Agreement or any of LICENSEE's rights or duties hereunder or any interest of LICENSEE without the written consent of LICENSOR, except to a wholly-owned subsidiary or an affiliated corporation, nor shall LICENSEE enter into any sublicense of the use of the Trademarks by any third party. Should LICENSOR permit such an assignment or should such assignment be to a wholly-owned subsidiary or an affiliated corporation, LICENSEE shall continue, nevertheless, to remain liable for the performance of this Agreement. Should LICENSEE sell its stock or a majority thereof, or its assets or a substantial part thereof, to a third party, this license shall terminate unless LICENSOR gives its written consent to the said sale. It is understood that despite the fact that LICENSOR and LICENSEE are corporations, this License Agreement is a highly personal document, closely associated with the individuals employed by the corporations who run the said programs. Should LICENSOR fail to give its written consent to a sale, as described above, this License Agreement shall terminate immediately pursuant to the termination provisions contained herein, and LICENSOR shall, upon such termination, be free, thereupon, to license the rights granted herein to any other person, firm or corporation, without any further obligations to LICENSEE or its buyer or buyers.

      13. PRESERVATION OF TRADEMARKS AND CHANGES IN OR IMPROVEMENTS TO LICENSED PRODUCTS. LICENSEE shall cause to appear on all Licensed Products and on all materials on or in connection with which the Trademarks are used, such legends, markings and notices as may be required by the laws governing the Geographic Area in order to give appropriate notice of any trademark rights therein or pertaining thereto.

     LICENSEE shall not use or permit the use of the Trademarks on or in connection with any product or service, other than the Licensed Products which are manufactured or sold by or for LICENSEE. No Licensed Products shall be sold without a Trademark affixed to it, or on the package or label.

     Any permutation of the Trademarks and any secondary rights adopted and used by LICENSEE on the Licensed Products, except trademarks already registered by LICENSEE, shall be and become the property of LICENSOR and shall be included as a Trademark subject to this Agreement. Any change or improvement in the Licensed Product, initiated by LICENSEE or anyone on its behalf,


                                       13

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shall likewise become the property of LICENSOR and shall be included under the Trademark subject to this Agreement.

     14. INFRINGEMENT AND OTHER TRADEMARK LITIGATION. LICENSOR hereby indemnifies LICENSEE (including its officers and directors) and shall defend it against any claims or suits and hold it harmless against any damages awarded by judgment of a court of competent jurisdiction arising out of or in connection with any claims of Trademark infringement asserted against LICENSEE by third parties relating to LICENSEE's use of the Trademarks as authorized by this Agreement, provided that LICENSEE shall give reasonably prompt notice, cooperation and assistance, other than financial assistance, to LICENSOR relative to any claim or suit, and further provided that LICENSOR shall have the option to undertake the conduct and defense of any suit so brought. Notwithstanding the foregoing, LICENSOR's liability to LICENSEE is restricted to the total of royalties actually paid LICENSOR.

     LICENSEE shall give written notice to LICENSOR as soon as practicable of any infringement of the Trademarks which comes to the attention of LICENSEE. LICENSOR, at its sole cost and expense and in its own name and at its sole discretion, may prosecute any action or proceeding which LICENSOR deems necessary or desirable to protect the Trademarks, including, but not limited to, actions or proceedings involving infringement of the Trademarks.
LICENSEE may, and upon written request by LICENSOR


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

shall, join LICENSOR in any such action or proceeding.

     LICENSEE shall not commence any action or proceeding alleging infringement of the Trademarks without prior written consent of LICENSOR. Any and all damages recovered in any action or proceeding commenced by LICENSOR shall belong solely and exclusively to LICENSOR.

     15.  DEFAULT BY LICENSEE.

          A.   LICENSEE shall default under this Agreement if:

               1. LICENSEE fails to make payment of any amount due hereunder and such payment has not been received by LICENSOR within ten (10) days after written notice to LICENSEE, or

               2. LICENSEE fails to perform pursuant to this Agreement and such failure does not involve the payment of money and LICENSEE shall not commence curing the same within ten (10) days after written notice to LICENSEE, or if such default is not thereafter completely cured within thirty
(30) days thereof, or

               3. A Receiver is appointed or one or more creditors takes possession of all or substantially all of the assets of the LICENSEE, or if LICENSEE shall make a general assignment for the benefit of creditors, or if LICENSEE resolves to go into voluntary liquidation or if proceedings in voluntary or involuntary bankruptcy are commenced by or against LICENSEE.

          B. In the event of a default by LICENSEE, LICENSOR may at its option, immediately or at any time thereafter cancel and terminate this Agreement. In such event, LICENSEE shall not


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

be relieved of any of its obligations which have accrued or will accrue hereunder and LICENSOR shall retain all of its right to damages therefor in law or in equity, including but not limited to loss of profits during the unexpired portion of this Agreement. In addition, all monies due or to become due as Minimum Guaranteed Royalties hereunder shall become immediately due and payable.

     16. DISPOSAL OF INVENTORY UPON TERMINATION OR EXPIRATION. Upon expiration or sooner termination of this Agreement (unless sooner termination takes place because of LICENSEE's default hereunder), LICENSEE shall have the right to dispose (in a manner consistent with its prior methods of selling the Licensed Products during the term hereof) of all Licensed Products on hand, on order, or in the process of manufacture on the effective date of such expiration or termination for the period of ninety (90) days following the date of expiration or termination hereof. Within thirty (30) days following the effective date of expiration or termination hereof, LICENSEE shall provide LICENSOR with a written statement indicating the number and description of Licensed Products on hand, on order, or in process of manufacture as of the effective date of expiration or termination, and LICENSOR shall have the right to conduct a physical inventory to verify such statement. In the event LICENSEE refuses to permit LICENSOR to conduct such physical inventory or fails to deliver such written statement, the LICENSEE shall forfeit its rights hereunder to dispose of Licensed Products following the date of expiration or termination. With respect to all Licensed Products sold pursuant to this Paragraph 16, LICENSEE shall pay LICENSOR an operating royalty as provided in Paragraph 4B above, but not a Minimum Guaranteed Royalty. Such operating royalties shall be payable within sixty (60) days following the end of the aforesaid ninety (90) day period. Should termination or cancellation occur because of LICENSEE's default hereunder, LICENSEE shall have only thirty (30) days from the date of termination to dispose of its inventory.

     17.  ADDITIONAL RIGHTS UPON TERMINATION.

          A. During the final twelve (12) months of the term hereof, LICENSOR shall have the right to negotiate and conclude such agreements as it desires, pursuant to which it shall grant a license to any party or parties of any or all of the rights herein granted to LICENSEE, except that no merchandise herein identified as Licensed Products shall be advertised or sold by LICENSOR or any third party other than LICENSEE prior to the expiration or termination of this Agreement.

          B. Upon the expiration of the license granted hereunder or the earlier termination thereof (unless earlier termination occurs because of LICENSEE's default hereunder), the license shall revert to LICENSOR and LICENSEE thereafter shall not use or refer to the Trademarks and LICENSOR shall be free to


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

license others to use the Trademarks in connection with the Licensed Products in the Geographic Area.

     18. GOODWILL. LICENSEE acknowledges that the Trademarks have acquired a valuable secondary meaning and goodwill with the public. Accordingly, LICENSEE undertakes and agrees not to use the Trademarks in any manner whatsoever which, directly or indirectly, would derogate or detract from its repute and to use its best efforts to insure and uphold LICENSOR's excellent image and its trademarks in the marketplace. Except as may be otherwise specified in this Agreement, LICENSEE shall not use the Trademarks herein licensed or any name confusingly similar thereto as part of its company name or as part of the name of any company or corporate name of any corporation which it controls or with which it is affiliated. LICENSEE will not attack LICENSOR's right or title in and to the Trademarks and hereby acknowledges LICENSOR'S ownership of the Trademarks.

     19. INDEMNIFICATION. LICENSEE hereby agrees to pay on behalf of LICENSOR, its officers and directors, and to defend it and them (and to pay all counsel fees necessary to do so) against any and all claims or suits and hold it and them harmless against any and all claims, suits, liabilities, causes of action, damages or expenses arising out of any unauthorized use by LICENSEE of the Trademarks, and from any and all claims or suits, liabilities, causes of action, damages or expenses which are the sole fault of LICENSEE and which arise out of the manufacture, use, advertising or sale by LICENSEE of the Licensed Products, other than claims of trademark infringement, as referred to in Paragraph 14 hereof, including, but not limited to, actions or subrogations brought by employees, agents, trustees, insurance companies or others, acting with or on behalf of LICENSEE.

     LICENSEE agrees to carry (1) worldwide product liability insurance with respect to the Licensed Products with a limit of liability of Two Million Dollars (S2,000,000) and (2) bodily injury and property damage liability insurance (including contractual liability) with respect to the Licensed Products with a limit of liability of Two Million Dollars ($2,000,000). In addition, (3) LICENSEE agrees to provide business interruption insurance for the benefit of LICENSOR, with limits equal at least to the anticipated annual royalties payable to LICENSOR by LICENSEE during the first effective year of this Agreement, such projection to be made by LICENSEE. Thereafter, for each year of this Agreement, the projection of such royalties shall be made annually by LICENSEE, approved by LICENSOR, and shall govern the business interruption insurance coverage. Business interruption insurance coverage will be provided on a "valued" basis (i.e. no coinsurance and no need for calculation after loss) and will be "all risk". LICENSOR shall be named in each such insurance policy as additional insured as its interest may appear. Such insurance may be obtained in conjunction with a policy or policies of insurance which cover products other than the

Licensed Products, and shall provide at least thirty (30) days prior written notice to LICENSOR of the cancellation, non-renewal or substantial modification thereof. LICENSEE shall deliver to LICENSOR a certificate evidencing the existence of such insurance policies promptly after the execution of this Agreement, the insurance companies to be acceptable to LICENSOR.

     20. ATTORNEY'S FEES. SITUS OF ACTION. APPLICABLE LAW. In the event LICENSOR or LICENSEE shall commence any action or proceeding against the other by reason of any breach or claimed breach of the performance of any of the terms or conditions of this Agreement, or seek a declaration of rights hereunder, the prevailing party in such action or proceeding against the other by reason of any breach or claimed breach of the performance of any of the terms or conditions of this Agreement, or in seeking a declaration of rights hereunder, the prevailing party in such action or proceeding shall be entitled to reasonable attorney's fees to be fixed by the trial court. Any legal action or proceeding of any sort against LICENSOR by or on behalf of LICENSEE shall be brought in a court of competent jurisdiction in Philadelphia County, Pennsylvania. In any legal action or proceeding brought in which any rights or obligations arising from this Agreement is an issue, the law applicable thereto shall be the law of the Commonwealth of Pennsylvania.

     21.  NON-AGENCY OF PARTIES.   This Agreement does not constitute
LICENSEE as the agent or legal representative of

LICENSOR or LICENSOR as the agent or legal representative of LICENSEE for any purpose whatsoever. LICENSEE is not granted any rights or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of LICENSOR or to bind LICENSOR in any manner or thing whatsoever; nor is LICENSOR granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of LICENSEE or to bind LICENSEE in any manner or thing whatsoever. No joint venture or partnership between LICENSOR and LICENSEE is intended or shall be inferred.

     22. SPECIFIC UNDERTAKINGS OF LICENSEE. During the term of this Agreement, LICENSEE agrees that:

          A. It will manufacture, sell and distribute the Licensed Products in an ethical manner and in accordance with the terms and intent of this Agreement.

          B. It will protect, to the best of its ability, its right to manufacture, sell and distribute the Licensed Products.

          C. It will not directly or indirectly knowingly distribute Licensed Products outside of the Geographic Area, nor shall it sell Licensed Products to any customers whom LICENSEE knows or has reason to believe will resell Licensed Products outside of the Geographic Area.

          D. It acknowledges that the Trademarks are the property of the LICENSOR and that all use of the Trademarks and goodwill created thereby by LICENSEE shall inure to the benefit of LICENSOR. LICENSEE shall render reasonable assistance, other than financial assistance, to LICENSOR which may be required by LICENSOR to enforce and preserve the Trademarks.

          E. No brokers and finders were involved in connection with this Agreement.

          F. LICENSOR reserves all rights to use the Trademarks except to the extent of the rights granted to the Trademarks by LICENSOR to LICENSEE hereunder.

          G. If LICENSEE obtains any copyrights with respect to labels and/or packaging materials used in connection with the Licensed Products, such copyrights shall be obtained in the name of LICENSOR and shall revert to LICENSOR at the expiration or earlier termination of this Agreement.

          H. It will not, during the term of this Agreement, or any renewal thereof, handle, ship, manufacture, sell or distribute any product which will be a competing licensed product or licensed designer name in LICENSOR's quality level or in its present distribution channels.

     23. ADDRESSES FOR NOTICE. All notices between the LICENSOR and LICENSEE shall be in writing by certified mail, return receipt requested, addressed to LICENSEE or LICENSOR, at the respective addresses set forth below, and shall be effective upon receipt:

          LICENSOR: J. G. HOOK, INC.
                    1616 Walnut Street, Suite 1122
                    Philadelphia, PA   19103

                    Attention:  Max L. Raab

          LICENSEE: RETROSPETTIVA, INC.
                    8825 W. Olympic Boulevard
                    Beverly Hills, CA 90211

                    Attention:  Boro Vukadinovic, President

     If any of the parties hereto shall, during the currency of this Agreement, change address, then upon giving written notice to the other party of the new address, the new address shall be the address for notice.

     24. WAIVER OF LICENSOR. In the event LICENSOR shall at any time waive any of its rights under this Agreement or the performance by LICENSEE of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

     25. INTEGRATED AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the Licensed Products, there are no other understandings between the parties, oral or otherwise, nor any representations made by either party to the other prior to this Agreement, and no modifications or revisions hereof shall be of any force or effect unless the same are in writing and executed by the parties hereto.

     26. SEPARABILITY OF PROVISIONS AND TITLES. Any provisions of this Agreement which shall be or be determined to be invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof. The titles to the paragraphs hereof are for convenience only and have no substantive effect.

     27. BINDING UPON SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Paragraph 27 shall not be construed to alter or modify the prohibitions upon assignments or transfers by LICENSEE expressed elsewhere in this Agreement.

     28. FAILURE TO SHIP CERTAIN ITEMS. All of the various categories (items) set forth in Paragraph 1 hereof as Licensed Products must be designed, manufactured and sold by LICENSEE no later than one year after the execution of this Agreement. Failure of LICENSEE to ship any category (item) as aforesaid within one year after the execution hereof, shall cause the said unshipped item or items, as the case may be, to be deleted from the category of a Licensed Product hereunder, and LICENSOR shall be free then to license said item to any third party, free and clear of any restrictions in this Agreement.

                                              J. G. HOOK, INC.


(Corporate Seal)                          By: /s/ Gary A. Hane, Pres.
                                             ---------------------------------



                                              RETROSPETTIVA, INC.

(Corporate Seal)                          By: /s/ Ineligible
                                             ---------------------------------

                                EXHIBIT A



       NELL FLOWERS AND DESIGN




                                           Registered U.S. Patent
           [LOGO]                          and Trademark Office,
                                           Issued January 12, 1982,
                                           Reg. No. 1,185,893.


                                           Registered U.S. Patent
           [LOGO]                          and Trademark Office,
                                           Issued April 3, 1990,
                                           Reg. No. 1,590,011



                                           NOTE: The name "J. G. Hook"
                                           must not be more than 1/5th
                                           of the size of "Nell Flowers"